QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

BRUKER BIOSCIENCES ANNOUNCES

CLOSING OF COMMON STOCK OFFERING AND

UNDERWRITERS' EXERCISE OF OVER-ALLOTMENT OPTION

Billerica, Massachusetts—April 29, 2004—Bruker BioSciences Corporation (Nasdaq: BRKR) today announced the closing of its public offering of 17,250,000 shares of its common stock yesterday, of which 3,450,000 shares were sold by the Company and 13,800,000 shares were sold by four selling stockholders at $4.50 per share. The total shares sold include 2,250,000 shares of common stock (450,000 shares from the Company and 1,800,000 shares from the selling stockholders) sold pursuant to the underwriters' over-allotment option at the public offering price, less the underwriting discount.

The Company anticipates using the net proceeds from this offering for general corporate purposes, potential acquisitions and possibly for the repayment of debt, although no potential debt has been targeted for repayment. The Company did not receive any of the net proceeds from the sale of the common stock by the selling stockholders.

Bear, Stearns & Co. Inc. and UBS Securities LLC acted as the joint book-runners and SG Cowen acted as co-manager for this offering. A copy of the final prospectus relating to this offering may be obtained from Bear, Stearns & Co. Inc., Prospectus Department, 383 Madison Avenue, New York, New York 10179 and from UBS Securities LLC, ECMG Syndicate, 299 Park Avenue, New York, New York 10171.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company's products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended

December 31, 2003, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

Contact:	Laura Francis, Chief Financial Officer Tel: (978) 663-3660
Email: ir@bruker-biosciences.com

QuickLinks

BRUKER BIOSCIENCES ANNOUNCES CLOSING OF COMMON STOCK OFFERING AND UNDERWRITERS' EXERCISE OF OVER-ALLOTMENT OPTION